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                 FIFTH AMENDMENT TO REAL ESTATE SALE AGREEMENT
                     [Prentice Plaza, Englewood, Colorado]


     THIS FIFTH AMENDMENT TO REAL ESTATE SALE AGREEMENT (this "Amendment") is made as of the 18th day of June, 1999, by and between First Capital Prentice Avenue Associates, an Illinois joint venture ("Seller") and Gateway Canyon, Inc., a California corporation ("Purchaser").

     WHEREAS, Seller and Invesco Realty Advisors, Inc. ("Invesco") are parties to a Real Estate Sale Agreement dated as of March 19, 1999 (as amended from time to time, the "Purchase Agreement"), as amended by that certain (a) First Amendment to Real Estate Sale Agreement dated as of March 29, 1999, (b) Second Amendment to Real Estate Sale Agreement dated as of April 9, 1999, (c) Reinstatement of, and Third Amendment to, Real Estate Sale Agreement dated as of May 11, 1999, (d) side letter dated May 20, 1999, executed by Seller and Purchaser, (e) letter from Mary J. Garnett of Jones, Day, Reavis and Pogue to Daniel Acosta of Rosenberg & Liebentritt, P.C., dated June 8, 1999, and (f) Fourth Amendment to Real Estate Sale Agreement dated June 14, 1999. All capitalized terms which are used but not defined in this Amendment shall have the same respective meanings ascribed to such terms in the Purchase Agreement.

     WHEREAS, Invesco assigned its rights, interests and obligations under the Purchase Agreement to Purchaser pursuant to an Assignment and Assumption of Real Estate Sale Agreement dated June 7, 1999.

     WHEREAS, Seller and Purchaser desire to amend the Purchase Agreement as more particularly set forth below.

     NOW, THEREFORE, in consideration of the Purchase Agreement, the mutual covenants and agreements therein and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

     1. Waiver of Conditions Precedent. Purchaser hereby (i) acknowledges that the Required Estoppel Certificates have been delivered as required under Section 8(B) of the Purchase Agreement, (ii) waives its right to terminate the Purchase Agreement with respect to the Pre-Closing Disclosure made in that certain letter dated June 10, 1999, from Seller's counsel to Purchaser's counsel, and (iii) acknowledges that the condition precedent contained in Section 8(G) of the Purchase Agreement has been satisfied.

     2. Closing. The Closing is hereby extended until the earlier of (i) June 30, 1999, and (ii) two (2) business days after the full execution and receipt by Purchaser of that certain Fourth Amendment by and between Seller and Federal Express Corporation and that certain Office Lease Agreement by and between Seller and Amdahl Corporation, in the forms previously presented to Purchaser.

     3. Condition Precedent. It shall be a condition precedent to Purchaser's obligation to close pursuant to the Purchase Agreement that Seller deliver to Purchaser on or before June 28, 1999, a fully-executed (i) Fourth Amendment by and between Seller and Federal Express Corporation, in the form previously presented to Purchaser and (ii) Office Lease Agreement by and between Seller and Amdahl Corporation, in the form previously presented to Purchaser. If

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the condition precedent set forth in the preceding sentence is not satisfied,
Purchaser shall have the right to terminate the Purchase Agreement on or before June 29, 1999, by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser, the Purchase Agreement shall be null and void and neither party shall have any further rights or obligations under the Purchase Agreement except for any rights and obligations that explicitly survive the termination of the Purchase Agreement.

     4. Escrow for Avatech Expansion Space Rent. At Closing, Seller shall deposit a total of $25,369.52 in escrow ("Avatech Escrow") with the Title Company for a period of one (1) year after the date of Closing ("Escrow Term"). The Avatech Escrow shall be held and disbursed by Title Company in accordance with an escrow agreement by and among Title Company, Seller and Purchaser and mutually acceptable to all such parties. Seller shall pay all escrow costs charged by the Title Company for the Avatech Escrow. In the event that Purchaser does not receive at least $2,114.13 ("Monthly Rental Amount') in rental income for each calendar month during the Escrow Term for Suite 314 of the Property (the "Avatech Expansion Space") on or before the fifteenth day of each such calendar month, Purchaser shall be entitled to a disbursement from the Avatech Escrow in the amount of the difference between the Monthly Rental Amount and any rental income received by Purchaser during such calendar month for the Avatech Expansion Space. At the end of the Escrow Term, any amounts remaining in the Avatech Escrow shall be disbursed to Seller. In the event that Purchaser receives any rental income for the Avatech Expansion Space from the period beginning on the date of Closing and ending six (6) months after the expiration of the Escrow Term and such rental income is applicable to any period during the Escrow Term, Purchaser agrees that if the sum of such rental income and the total disbursements received by Purchaser from the Avatech Escrow exceed $25,369.52, Purchaser shall remit the excess to Seller.

     5. Avatech Rental Delinquency. The parties agree that Seller may declare Avatech Solutions of Colorado, Inc. ("Avatech") in default of its lease for its failure to pay rent and other amounts due under such lease with respect to the Avatech Expansion Space. Immediately after Closing, Seller, at its option, may pursue its remedies against Avatech, including the commencement of litigation and other proceedings (but Seller shall not seek to evict Avatech or terminate Avatech's lease). After Closing, Purchaser may pursue any and all remedies it may have against Avatech for any defaults by Avatech under its lease after Closing (including, terminating Avatech's lease). Seller and Purchaser agree to reasonably cooperate with each other in their pursuit of their respective remedies against Avatech.

     6. Avatech Tenant Improvement Allowance. Seller and Purchaser acknowledge that Avatech is entitled to a tenant improvement allowance in the amount of $116,000 ("Improvement Allowance") under its lease and that at Closing Purchaser shall receive a credit for the Improvement Allowance less any amounts previously spent by Seller (the aggregate amount of which shall not exceed $5,000) with respect to the Improvement Allowance. Seller shall provide receipts to Purchaser to document all amounts previously spent by Seller with respect to the Improvement Allowance.

     7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

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     8.  Effect of Amendment.  Except as expressly amended hereby, the Purchase
Agreement shall remain in full force and effect and otherwise unmodified. Nothing in this Amendment shall be construed as waiving any of Purchaser's conditions precedent to Closing set forth in the Purchase Agreement or Paragraph 3 of this Amendment, other than as set forth in Paragraph 1 of this Amendment.


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     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this
Amendment as of the date first above written.

                              SELLER:

                              FIRST CAPITAL PRENTICE AVENUE ASSOCIATES, an
                              Illinois joint venture

                              By: First Capital Income Properties, Ltd. - Series
                                  XI, an Illinois limited partnership, joint
                                  venturer

                                  By: First Capital Financial Corporation, as
                                      General Partner


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                              By: First Capital Income and Growth Fund - Series
                                  XII, an Illinois limited partnership, joint
                                  venturer

                                  By: First Capital Financial Corporation, as
                                      General Partner


                                      By:______________________________________
                                      Name:____________________________________
                                      Title:___________________________________


                              PURCHASER:

                              GATEWAY CANYON, INC., a California corporation


                              By:______________________________________________
                              Name:____________________________________________
                              Title:___________________________________________

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